Exhibit 99.1

NEWS RELEASE

804 East Gate Drive, Suite 200, Mount Laurel, NJ 08054

FOR IMMEDIATE RELEASE

InTest Announces Vision 2030 Strategy for Growth

Defines path for profitable growth through next phase of the transformation of InTest

MT. LAUREL, NJ – March 26, 2025 — InTest Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include semiconductor (“semi”), automotive/EV, defense/aerospace industrial, life sciences and safety/security, will present VISION 2030, its strategy for driving growth and profitability over the next five years, at its previously announced investor Strategy Briefing.

At the briefing, Nick Grant, President and CEO, and Duncan Gilmour, Chief Financial Officer, will review the Company’s strategic progress and accomplishments since the initiation of its 5-Point Strategy in 2021 and will discuss the goal’s and priorities of VISION 2030.

Mr. Grant commented, “We have made significant progress since 2021 as we executed on our 5-Point Strategy for growth. We have expanded our customer base, broadened our geographic reach, drove innovation and new product development, increased our service revenue and, importantly, built the team that will take us to the next level. We have delivered record revenue in each of the last three years. We have established a solid foundation from which to drive to the next level by elevating our focus on operational excellence and delivering strong financial performance. We believe that we can create meaningful shareholder value as we continue to transform InTest. We believe we have the team, the processes and the technologies to take us beyond where we are today to our VISION 2030.”

The Company has established its revenue goal for 2030 of $235 million to $285 million. The revenue goal includes an assumption of 7% to 9% organic growth, $50 million to $60 million in acquired revenue, plus $10 million to $20 million of additional growth from these future acquisitions. At the mid-point of the revenue goal, the Company believes it can deliver division operating margins of 20% and net income margin of 10%.

As previously announced, the live video webcast of the Strategy Briefing will begin at 10:30 am ET today and will conclude at approximately 12:30 pm ET. Access to the live webcast may be found on the Investor Relations section of the Company’s website, along with a copy of the slides. The replay and transcript will be posted once available.

Prior to the Strategy Briefing, the InTest executive team will be ringing the opening bell at the New York Stock Exchange. The ceremony can be found on the bell page of the NYSE website.

About InTest Corporation

InTest Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including both the front-end and back-end of the semiconductor manufacturing industry (“semi”), automotive/EV, defense/aerospace, industrial, life sciences and safety/security. Backed by decades of engineering expertise and a culture of operational excellence, InTest solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. InTest’s growth strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, customer penetration and market expansion. For more information, visit https://www.intest.com/.

InTest Announces Vision 2030 Strategy for Growth

March 26, 2025

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management’s current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believe,” “continue,” “could,” “goal,” “will,” “potential,” “target,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its Vision 2030 Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Contacts:

InTest Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Alliance Advisors IR
Tel: (856) 505-8999	dpawlowski@allianceadvisors.com
Tel: (716) 843-3908

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